Date of Grant: December 18, 2006

GOLDEN PHOENIX MINERALS, INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement is made by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”) and Dennis F. Gauger (the “Participant”), as of December 18, 2006 (the “Agreement”).

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.            Grant of Option. The Company hereby grants to the Participant, in the manner and subject to the conditions hereinafter provided, the right, privilege and option to purchase (the “Option”) an aggregate of 100,000 shares (the “Shares”) of the Company’s Common Stock (the “Optioned Shares”).

2.            Term of Option. Subject to the terms, conditions, and restrictions set forth herein, the term of this Option shall be five (5) years from the date of grant (the “Expiration Date”). Any portion of this Option not exercised prior to the Expiration Date shall thereupon become null and void.

3.	Exercise of Option.

3.1.	Vesting of Option. This Option shall become exercisable as follows:

Number of Shares	Vesting Date

25,000	March 18, 2007
25,000	June 18, 2007
25,000	September 18, 2007
25,000	December 18, 2007

Each of the foregoing dates shall be referred to as a "Vesting Date" for that portion of this Option vested on such date (the "Vested Portion").

All or any portion of the Shares underlying a Vested Portion of this Option may be purchased during the term of this Option, but not as to less than 100 Shares (unless the remaining Shares then constituting the Vested Portion of this Option is less than 100 Shares) at any time.

3.2.        Manner of Exercise. The Vested Portion of this Option may be exercised from time to time, in whole or in part, by presentation of a "Request To Exercise Form," substantially in the form attached hereto, to the Company at its principal office, which form must be duly executed by Participant and accompanied by (a) payment in cash, or by check payable to the Company, or, (b) if authorized by the Board of Directors of the Company or to the extent of any delegation by the Board of Directors to a Committee (the “Board”):

(i) by cancellation of indebtedness of the Company to the Participant;

(ii) by surrender of Shares of the Company that have been owned by the Participant for more than 6 months (and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares) or were obtained by the Participant in the public market;

(iii) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (“NASD Dealer”), in the aggregate amount of the Exercise Price (as defined below);

(iv) through a “margin” commitment from the Participant and an NASD Dealer, in the aggregate amount of the Exercise Price;

(v) by forfeiture of Optioned Shares equal to the value of the Exercise Price pursuant to a so-called “immaculate cashless exercise;” or

(vi) any combination of the above.

Upon receipt and acceptance by the Company of the Notice accompanied by the payment specified, the Participant shall be deemed to be the record owner of the Shares purchased, notwithstanding that the share transfer books of the Company may then be closed or that certificates representing the Shares purchased under this Option may not then be actually delivered to the Participant.

3.3.        Exercise Price. The exercise price (the “Exercise Price”) payable upon exercise of this Option shall be $0.395 per Share.

3.4.       Withholding Taxes. Participant shall comply with all applicable federal and state tax laws relating to the reporting and payment of taxes for independent contractors.

4.	Exercise After Certain Events.

4.1.        Termination of Consultancy/Directorship. If for any reason other than permanent and total disability (as defined below) or death a Participant ceases to be a consultant, employee or director of the Company, or a Subsidiary, Options held at the date of such termination (to the extent then exercisable) may be exercised, in whole or in part, at any time during the period specified in Section 2 (but in no event after the Expiration Date). For purposes of this Agreement, Subsidiary means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.2.        Permanent Disability and Death. If a Participant becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), or dies while acting as a consultant, employee or director of the Company, or a Subsidiary, (or, if the Participant dies within the period that the Option remains exercisable after termination of employment or affiliation), Options then held (to the extent then exercisable) may be exercised by the Participant, the Participant’s personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, in whole or in part, at any time during the term set forth in Section 2 (but in no event after the Expiration Date).

5.            Restrictions on Transfer of Option. Except as otherwise provided below, this Option shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Participant, only the Participant, his or her guardian or legal representative or authorized assignee may exercise the Option. The Participant may designate a beneficiary to exercise his or her Options after the Participant’s death. The Company may provide for transfer of the Option, with or without payment of consideration, to: (i) the following family members of the Participant, including adoptive relationships: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece, nephew, former spouse (whether by gift or pursuant to a domestic relations order); (ii) any person sharing the employee’s household (other than a tenant or employee); (iii) a family controlled partnership, corporation, limited liability company, trust; or foundation in which family members (as described above) control the management of assets. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate.

6.            Adjustment for Changes in Capitalization. The existence of this Option shall not affect the Company’s right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation’s capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares, the dissolution or liquidation of the Company’s or any other corporation’s assets or business or any other corporate act whether similar to the events described above or otherwise. If the outstanding shares of the Company’s Common Stock are increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares, stock dividend or other similar event, an appropriate adjustment of the number and kind of securities with respect to which this Option may be exercised and the exercise price at which this Option may be exercised will be made.

7.            Suspension and Termination. In the event the Board or the Board reasonably believes that the Participant has committed an act of misconduct specified below, the Board may suspend the Participant’s right to exercise any Option pending final determination by the Board or the Board, which final determination shall be made within five (5) business days of such suspension.

If the Board determines that a Participant has committed an act of embezzlement, fraud, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Option hereunder. In making such determination, the Board or the Board shall act fairly and in good faith and shall give the Participant an opportunity to appear and present evidence on the Participant s behalf.

Should any provision to this Section 7 be held to be invalid or illegal, such illegality shall not invalidate the whole of this Section 7, but, rather, this Agreement shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.

8.	Dissolution, Liquidation, Merger and Change of Control.

8.1.        The Company Not the Survivor. In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company (as determined in the sole discretion of the Board), the Board, in its absolute discretion, may cancel each outstanding Option upon payment in cash to the Participant of the amount by which any cash and the fair market value of any other property, which the Participant would have received as consideration for the Shares covered by the Option if the Option had been exercised before such liquidation, dissolution, merger, consolidation or sale exceeds the exercise price of the Option or negotiate to have this Option assumed by the surviving corporation.

8.2.        Company is the Survivor. In the event of a merger, consolidation, combination or reorganization in which the Company is the surviving corporation, the Board shall determine the appropriate adjustment of the number and kind of securities with respect to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised. The Board shall determine, in its sole and absolute discretion, when the Company shall be deemed to survive for purposes of this Agreement.

9.            Reservation of Shares. The Company agrees that prior to the earlier of the expiration of this Option or the exercise and purchase of the total number of Shares represented by this Option, there shall be reserved for issuance and delivery upon exercise of this Option such number of the Company’s authorized and unissued Shares as shall be necessary to satisfy the terms and conditions of this Agreement.

10.          No Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares covered by this Option unless the Participant shall have exercised this Option, and then only with respect to the Shares underlying the portion of the Option exercised. The Participant shall have no right to vote any Shares, or to receive distributions of dividends or any assets or proceeds from the sale of the Company assets upon liquidation until the Participant has effectively exercised this Option and fully paid for such Shares. Subject to Section 6, no adjustment shall be made for dividends or other rights for which the record date is prior to the date title to the Shares has been acquired by the Participant.

11.         Exchange and Buyout of Options. The Board may, at any time or from time to time, authorize the Company, with the consent of the Participant, to issue new Options in exchange for the surrender and cancellation this Option. The Board may at any time buy from a Participant this Option with payment in cash, Shares (including Restricted Shares) or other consideration, based on such terms and conditions as the Board and the Participant may agree.

12.          Securities Law and Other Regulatory Compliance. The Company will file a registration statement on Form S-8 with the Securities and Exchange Commission in order to register the Shares issuable upon exercise of the Option and shall use reasonable efforts to cause such registration statement to be declared effective and to remain effective during any period in which the Option is exercisable. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provisions of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

13.         Tax Effect. The federal tax consequences of Share options are complex and subject to change. Each person should consult with his or her tax advisor before exercising any Option or disposing of any Shares acquired upon the exercise of an Option.

14.	Miscellaneous Provisions.

14.1.      Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Participant:	Dennis F. Gauger
620 East 100 North
Alpine, UT 84004

To the Company:	Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Sparks, NV 89434
Attn: President

14.2.    Entire Agreement; Severability. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect.

14.3.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

14.4.    Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.

14.5.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the 18th day of December, 2006.

COMPANY:

GOLDEN PHOENIX MINERALS, INC.

By:	_________________________

Name: David A. Caldwell

Title:	President

PARTICIPANT:	_________________________
Name: Dennis F. Gauger

REQUEST TO EXERCISE FORM

Dated:______________

The undersigned hereby irrevocably elects to exercise all or part, as specified below, of the Option granted to him or her pursuant to a certain Non-Qualified Stock Option Agreement (“Agreement”) effective December 18, 2006, between the undersigned and Golden Phoenix Minerals, Inc. (the “Company”) to purchase an aggregate of ________ shares of the Company’s Common Stock (the “Shares”).

The undersigned hereby tenders cash, cash equivalent or a promissory note in a form acceptable by the Company in the amount of $________ per share multiplied by __________, the number of Shares he or she is purchasing at this time, for a total of $_____________, which constitutes full payment of the total Exercise Price thereof.

INSTRUCTIONS FOR REGISTRATION OF SHARES

IN COMPANY’S TRANSFER BOOKS

Name:	____________________________________

(Please typewrite or print in block letters)

Address:	____________________________________

____________________________________

Signature:	____________________________________

Accepted by _________________________

By:	____________________________

____________________________

Name

____________________________

Title